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Exhibit 23.2

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

February 26, 2010

Forest Oil Corporation
707 Seventeenth Street
Suite 3600
Denver, Colorado 80202

Ladies and Gentlemen:

        We hereby consent to the use of our name and the information regarding our review of Forest's estimates of reserves in the sections "Preparation of Reserves Estimates" and "Independent Audit of Reserves" in the Annual Report on Form 10-K of Forest Oil Corporation (the "Company") for the year ended December 31, 2009 (the "10-K"), the filing of our reports dated January 20, 2010 with respect to our audit of net proved crude oil, condensate, natural gas liquids, and natural gas reserves of the Company as of December 31, 2009, as exhibits 99.1, 99.2, and 99.3 to the 10-K. We further consent to the incorporation by reference of the foregoing into the Company's Registration Statements as follows: (i) the Registration Statement (No. 333-48440) on Form S-8 of Forest Oil Corporation—1992 Stock Option Plan of Forest Oil Corporation, (ii) the Registration Statements (Nos. 333-05497 and 333-89174) on Form S-8 of Forest Oil Corporation—Stock Incentive Plan, (iii) the Registration Statements (Nos. 333-81529 and 555-127873) on Form S-8 of Forest Oil Corporation—Employee Stock Purchase Plan, (iv) the Registration Statements (Nos. 333-62408 and 333-108267) on Form S-8 of Forest Oil Corporation—2001 Stock Incentive Plan, (v) the Restration Statement (No. 333-145726) on Form S-8 of Forest Oil Corporation—2007 Stock Incentive Plan, and (vi) the Registration Statement (No. 333-159346) on Form S-3 of Forest Oil Corporation.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716

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  Exhibit 23.2